SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             THE VALSPAR CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 28, 2001


     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 28, 2001 at 11:00 A.M., for the following purposes:

     1.   To elect three directors (Class III) for a term of three years;

     2. To approve an increase in the shares reserved under the Corporation's 1991 Stock Option Plan;

     3.   To approve the Corporation's 2001 Stock Incentive Plan;

     4. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 26, 2001; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 29, 2000 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 27, 2000 also accompanies this Notice.


                                        By Order of the Board of Directors,



                                        ROLF ENGH,
                                        SECRETARY


Approximate Date of Mailing of Proxy Material:
January 26, 2001



        PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 28, 2001

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation's Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

     If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, in all matters other than the election of directors, an action of the stockholders requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes do not have the same effect as a negative vote on the matter.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class III directors will expire at the annual meeting in 2001. The Board of Directors has nominated Charles W. Gaillard, Gregory R. Palen and Lawrence Perlman for re-election as Class III directors. Kendrick B. Melrose, presently a Class III director, is not standing for re-election. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class III below, to hold office until the annual meeting in 2004 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2002
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY          President, McBurney Management Advisors
 Director since 1987
 Age -- 62

Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., Allina Health System, American Express Certificate Company, IDS Life Series Fund, Inc., IDS Life Variable Annuity Funds A & B and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA          Chairman, President and Chief Executive Officer of
 Director since 1994        the Corporation
 Age -- 54

Mr. Rompala has held his present position as Chairman since February 1998, Chief Executive Officer since October 1995 and President since March 1994. Mr. Rompala is also a director of Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN         Chairman, International Dairy Queen, Inc.
 Director since 1990
 Age -- 66

Mr. Sullivan has held his present position as Chairman since January 2001 and previously served as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America, Adler Trust Company and Opus Corporation.
--------------------------------------------------------------------------------
RICHARD L. WHITE, PH.D.     Former Executive Vice President, Bayer Corporation
 Director since 2000
 Age -- 61

Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991. Dr. White is also a director of Petro Rem.
--------------------------------------------------------------------------------
               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2003
--------------------------------------------------------------------------------
SUSAN S. BOREN              Principal, Spencer Stuart
 Director since 1991
 Age -- 53

Ms. Boren has been Principal-Minneapolis office of Spencer Stuart, an executive search firm, since May 2000. Prior to 2000, Ms. Boren was Director-Minneapolis office of Spencer Stuart, since May 1998. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values. Previously, she served for 15 years as an executive with Target Corporation in senior financial, human resources and operating and marketing positions.
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
JEFFREY H. CURLER           President and Chief Executive Officer,
 Director since 1997        Bemis Company, Inc.
 Age -- 50

Mr. Curler has held his present position as Chief Executive Officer since May 2000 and served as President since May 1996 and Chief Operating Officer since May 1998. Prior to 1996, Mr. Curler served as Executive Vice President since 1991. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------
EDWARD B. POLLAK            Chief Executive Officer,
 Director since 1997        Yellow Cab Management, Inc.
 Age -- 66

Mr. Pollak has held his present position as Chief Executive Officer since November 2000. Prior to 2000, Mr. Pollak served as Vice President of Crompton Corporation (formerly CK Witco Corporation) since October 1999 and served as Vice President - Asia Pacific, Witco Corporation since August 1997. Prior to 1997, Mr. Pollak served as Vice President - International, OSi Specialties, Inc., a subsidiary of Witco Corporation, since July 1994.
--------------------------------------------------------------------------------
                  CLASS III NOMINEES FOR TERM EXPIRING IN 2004
--------------------------------------------------------------------------------
CHARLES W. GAILLARD         Retired President, General Mills, Inc.
 Director since June 1999
 Age -- 60

Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993. Mr. Gaillard is also a director of Whitman Corporation.
--------------------------------------------------------------------------------
GREGORY R. PALEN            Chairman and Chief Executive Officer,
 Director since 1992        Spectro Alloys Corporation; Chief Executive Officer,
 Age -- 45                  Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Opus Northwest LLC and Polaris Industries Inc.
--------------------------------------------------------------------------------
LAWRENCE PERLMAN            Private Investor
 Director since 1992
 Age -- 62

Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also Chairman and a director of The Arbitron Company, Inc. and a director of Amdocs Limited, Carlson Companies, Inc. and Computer Network Technology.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 2000 were as follows:

     NAME OF COMMITTEE         MEMBERSHIP
     -----------------         ----------

     Audit Committee           Susan S. Boren -- Chair, Jeffrey H. Curler,
                               Charles W. Gaillard, Thomas R. McBurney,
                               Gregory R. Palen and Richard L. White

     Executive Committee       Thomas R. McBurney, Richard M. Rompala --
                               Chair and Michael P. Sullivan

     Compensation Committee    Susan S. Boren, Thomas R. McBurney, Kendrick
                               B. Melrose, Lawrence Perlman, Edward B. Pollak and Michael P. Sullivan -- Chair

     Governance Committee      Susan S. Boren, Jeffrey H. Curler, Charles W.
                               Gaillard, Thomas R. McBurney -- Chair, Kendrick
                               B. Melrose, Gregory R. Palen, Lawrence Perlman,
                               Edward B. Pollak, Michael P. Sullivan and Richard
                               L. White

     The Board of Directors met nine times during fiscal 2000.

     The Audit Committee held three meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, reviewed the internal audit function of the Corporation and reviewed the comments made by the independent accountants in their letter of recommendation to management.

     The Governance Committee held four meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, considered nominations for Board membership, nominated a director to Class I and considered other matters related to corporate governance.

     The Compensation Committee held three meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 2000, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Curler and Mr. Gaillard who each attended 6 of 9 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $30,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $33,000 and the Chair of the Governance Committee receiving an annual fee of $40,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. At a director's option, the annual fee and attendance fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, each non-employee director is automatically granted a non-qualified stock option under the Corporation's Stock Option Plan for Non-Employee Directors with a value equal to one-half of the amount of the director fees earned during the most recently ended fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The number of shares subject to the option is determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. Each option is immediately exercisable in full, has a term of ten years and is nontransferable during the lifetime of the optionee. On February 23, 2000, the non-employee directors received options to purchase the following numbers of shares at an exercise price of $34.6875 per share: Ms. Boren, 1,800 shares; Mr. Curler, 1,650 shares; Mr. Gaillard, 1,100 shares; Mr. McBurney, 2,100 shares; Mr. Melrose, 1,650 shares; Mr. Palen, 1,650 shares; Mr. Perlman, 1,650 shares; Mr. Pollak, 1,650 shares; and Mr. Sullivan, 1,800 shares.

                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1996, 1999 and 2000 and bear an interest rate of 6.5%, 5.1% and 6.39%, respectively. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 2000, and indicates (i) the largest loan amount outstanding for such director and officer at any time since October 30, 1999, and (ii) the loan amount outstanding for such director and officer as of December 29, 2000:

                                  LARGEST AMOUNT
               NAME OF           OUTSTANDING SINCE      AMOUNT OUTSTANDING
          EXECUTIVE OFFICER      OCTOBER 30, 1999    AS OF DECEMBER 29, 2000
          -----------------      ----------------    -----------------------
          John M. Ballbach           $151,931               $117,532
          Stephen M. Briggs           157,678                 98,226
          Rolf Engh                   292,478                232,713
          Steven L. Erdahl            133,144                127,176
          William L. Mansfield        162,296                105,999
          Paul C. Reyelts             107,685                102,009
          Richard M. Rompala          298,097                127,769

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission ("SEC") certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 27, 2000, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of Mr. Steven L. Erdahl, an executive officer of the Corporation, reporting an open market purchase of common stock, and a Form 3 was filed on a timely basis on behalf of Ms. Lori A. Walker, Controller, which subsequently was amended to report the correct indirect beneficial ownership of shares in the Corporation's ESOP. These were inadvertent omissions, and both forms were promptly filed upon discovery of the oversight.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 27, 2000, October 29, 1999 and October 30, 1998, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):


                           SUMMARY COMPENSATION TABLE

                                              ANNUAL                        LONG TERM
                                           COMPENSATION                COMPENSATION AWARDS
                                       --------------------   ------------------------------------
                                                              RESTRICTED STOCK        OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION*   YEAR     SALARY     BONUS(1)     AWARDS(2)(3)    (NO. OF SHARES)(4)  COMPENSATION(5)
----------------------------   ----    --------    --------   ----------------  ------------------  ---------------
Richard M. Rompala             2000    $640,000    $      0       $      0            165,296            $91,378
 Chairman, President and       1999     586,923           0        873,342             55,000             75,031
 Chief Executive Officer       1998     574,238           0        597,208             45,000             73,789

Steven L. Erdahl               2000     276,149           0              0             66,053             37,889
 Senior Vice President,        1999     244,308           0        302,942             17,500             30,808
 Packaging and Industrial      1998     233,885           0        243,240             11,000             30,636
 Coatings

Paul C. Reyelts                2000     278,264           0              0             66,580             40,208
 Senior Vice President,        1999     262,500           0        304,500             17,500             33,408
 Finance and Chief             1998     256,462           0        226,968             15,000             34,025
 Financial Officer

William L. Mansfield           2000     278,264           0              0             61,667             40,896
 Senior Vice President,        1999     254,654           0        323,410             17,500             31,493
 Architectural, Automotive     1998     243,885      19,999        159,989             14,000             31,007
 and Specialty Coatings

Rolf Engh                      2000     271,000           0              0             62,059             46,440
 Senior Vice President,        1999     262,500     103,766        102,218             17,500             35,060
 General Counsel and           1998     256,462      51,292        102,585             15,000             34,025
 Secretary

--------------------------
* As of October 27, 2000

(1) Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Board Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive all or a portion of his bonus under the Incentive Bonus Plan for fiscal 1999 and 1998 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. For fiscal 2000, each of these individuals agreed to accept a stock option grant under the 1991 Stock Option Plan in lieu of the restricted stock or the cash bonus. See "Board Compensation Committee Report on Executive Compensation."

(3) As of October 27, 2000, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation's common stock on such date:

     Mr. Rompala, 58,564 shares, $1,490,454; Mr. Erdahl, 19,376 shares, $493,119; Mr. Reyelts, 21,241 shares, $540,583; Mr. Mansfield, 19,292 shares, $490,981; and Mr. Engh, 11,781 shares, $299,826. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 2000 were granted pursuant to the Key Employee Annual Bonus Plan based on (i) a percentage of each individual's base salary for fiscal 1999 and (ii) the individual's election to accept a stock option grant in lieu of a fiscal 2000 restricted stock grant. Options indicated for fiscal 2000 exclude options granted in December 2000 pursuant to the Key Employee Annual Bonus Plan. See "Board Compensation Committee Report on Executive Compensation."

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 2000:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                            POTENTIAL
                               ---------------------------------------------------      REALIZABLE VALUE
                                           % OF TOTAL                                   AT ASSUMED ANNUAL
                                            OPTIONS                                    RATE OF STOCK PRICE
                                           GRANTED TO                                   APPRECIATION FOR
                                           EMPLOYEES                                     OPTION TERM(3)
                                OPTIONS    IN FISCAL   EXERCISE PRICE   EXPIRATION  ------------------------
NAME                           GRANTED(1)     YEAR      PER SHARE(2)       DATE          5%           10%
----                           ----------  ----------  --------------   ----------  ----------    ----------
Richard M. Rompala ..........   70,000         8.4        $  40.25      12/15/09    $1,771,700    $4,490,500
                                95,296        16.1           23.64      10/18/10     1,417,052     3,590,753
Steven L. Erdahl ............   24,000         2.9           40.25      12/15/09       607,440     1,539,600
                                42,053         7.1           23.64      10/18/10       625,328     1,584,557
Paul C. Reyelts .............   27,500         3.3           40.25      12/15/09       696,025     1,764,125
                                39,080         6.6           23.64      10/18/10       581,120     1,472,534
William L. Mansfield ........   24,000         2.9           40.25      12/15/09       607,440     1,539,600
                                37,667         6.4           23.64      10/18/10       560,108     1,419,293
Rolf Engh ...................   24,000         2.9           40.25      12/15/09       607,440     1,539,600
                                38,059         6.4           23.64      10/18/10       565,937     1,434,063

--------------------
(1) Options granted on December 15, 1999 at $40.25 per share become exercisable starting one year from date of grant in one-third increments and options granted on October 18, 2000 at $23.64 per share are immediately exercisable in full. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2000 and unexercised options held as of October 27, 2000:


          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS
                                 SHARES                       OCTOBER 27, 2000           AT OCTOBER 27, 2000(2)
                              ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------  -----------   -------------   -----------   -------------
Richard M. Rompala .........      0             --         364,544        161,552      $1,719,513      $127,495
Steven L. Erdahl ...........      0             --          79,439         44,624         257,278         1,229
Paul C. Reyelts ............      0             --          76,566         51,554         234,577         3,174
William L. Mansfield .......      0             --          75,747         47,190         221,970         4,335
Rolf Engh ..................      0             --         131,149         48,140         981,732         3,069

--------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 27, 2000.


                          CHANGE IN CONTROL AGREEMENTS

     The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive's employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive's employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of executive's annual base salary in effect prior to the change in control and the amounts pursuant to all incentive compensation plans or (ii) three times the sum of executive's annual base salary in effect prior to the payment event and the amounts pursuant to all incentive compensation plans; plus (b) the pro rata portion of the target potential amount payable to the executive under all incentive compensation plans for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 14 and 15. The Committee does not use the market value or performance of the Corporation's Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers. Increases in base salary are determined from time to time based on the Corporation's financial performance. The base salary of the Named Executives increased by an average of 8% from fiscal 1999 to fiscal 2000. The increases for 2000 reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity for fiscal 1999.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (81.25%-100% for executive officers in fiscal 2000) will be paid, depending on the level of achievement of the participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 2000 ranged from 40% to 45% of salary.

     Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. The plan is comprised of three elements: a stock option grant, a cash bonus and a restricted stock award equal to the cash bonus.

     Participants in this plan receive a nonqualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The value of the shares subject to options for fiscal 2000 bonuses ranged from 300 to 350% of the 2000 base salary for the Named Executives and 400% for the Chief Executive Officer. These options were granted in December 2000 with an exercise price based on the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. Thirty-one employees, including all executive officers, were selected to participate for fiscal year 2000 in the plan. In addition, 551 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance.

     As to the cash bonus element, participants could elect prior to the beginning of fiscal 2000 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2000 to receive the restricted stock grant for that fiscal year, and the restricted stock would be granted in January 2001. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, participants receive a restricted stock grant equal in amount to their cash bonus.

     During fiscal 2000, the participants, including the Named Executives, were allowed, by action of the Compensation Committee, to elect to receive a special stock option grant in lieu of the cash bonuses and restricted stock. This special stock option election was offered in fiscal 2000 as a means of increasing stock ownership by executives and reducing compensation expense to the Company. Each of the Named Executives elected to receive a stock option grant in lieu of cash bonuses and restricted stock. This option is immediately exercisable in full, has a term of ten years, remains exercisable regardless of employment status and is nontransferable during the lifetime of the optionee. Each option was granted in October 2000, and the market value of the option shares was equal to four times the amount of the cash bonus on the date of grant.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 6,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. See "Proposal Two -- Approval of Increase in Shares Reserved Under the 1991 Stock Option Plan." Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2000 were determined under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Annual Bonus Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to

Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 14 and 15. Mr. Rompala's base salary increased approximately 9% from fiscal 1999 to fiscal 2000. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, net sales and modified cash flow. Mr. Rompala was eligible for a bonus of up to 100% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 2000 was $281,600 if received in cash, or 44% of his salary. As described above under "Compensation of Executive Officers -- Bonus Programs," for fiscal 2000, Mr. Rompala elected to receive the bonus in a stock option grant in lieu of restricted stock. The option was granted in October 2000, is immediately exercisable in full, has a term of ten years, remains exercisable regardless of employment status and is nontransferable during the lifetime of the optionee. The market value of the option shares was equal to four times the amount of the cash bonus on the date of grant. Mr. Rompala also received stock options in December 2000 under the formula provided in the Key Employee Annual Bonus Plan. The value of the shares subject to these options for Mr. Rompala's fiscal 2000 bonus was 400% of his 2000 base salary.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE CORPORATION'S BOARD OF DIRECTORS:

                   Susan S. Boren         Lawrence Perlman
                   Thomas R. McBurney     Edward B. Pollak
                   Kendrick B. Melrose    Michael P. Sullivan

                          BOARD AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation's independent public accountants ("Independent Auditors").

     The Audit Committee held meetings with the Corporation's internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reports.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2001 fiscal year and (ii) that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended October 27, 2000 for filing with the Securities and Exchange Commission.

     The Charter adopted by the Audit Committee during fiscal 2000 appears as Appendix A to this proxy statement.

                        SUBMITTED BY THE AUDIT COMMITTEE
                     OF THE CORPORATION'S BOARD OF DIRECTORS

                   Susan S. Boren          Thomas R. McBurney
                   Jeffrey H. Curler       Gregory R. Palen
                   Charles W. Gaillard     Richard L. White

STOCK PERFORMANCE GRAPHS

     The graphs below compare the Corporation's cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1995 and fiscal 1990, respectively, and the reinvestment of all dividends.

     The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; Lilly Industries, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc. and Lawter International, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

     The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation's Common Stock over an extended period.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

                              [PLOT POINTS CHART]

                             CUMULATIVE TOTAL RETURN

                  1995     1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----     ----
Valspar           $100     $128     $155     $150     $163     $150
Peer Group        $100     $132     $146     $154     $158     $136
S&P 500           $100     $124     $164     $200     $251     $267

Assumes $100 invested on October 31, 1995 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
        AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

                              [PLOT POINTS CHART]

                                                   CUMULATIVE TOTAL RETURN
               1990     1991     1992     1993     1994     1995     1996     1997     1998     1999     2000
               ----     ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
Valspar        $100     $149     $212     $267     $248     $269     $343     $418     $402     $438     $403
Peer Group     $100     $142     $174     $195     $222     $232     $305     $339     $357     $367     $316
S&P 500        $100     $133     $147     $169     $175     $222     $275     $363     $443     $557     $591

Assumes $100 invested on October 31, 1990 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.


                               PROPOSAL NUMBER TWO

    APPROVAL OF INCREASE IN SHARES RESERVED UNDER THE 1991 STOCK OPTION PLAN

     In December 2000, the Corporation's Board of Directors amended the 1991 Stock Option Plan (the "Plan"), subject to approval by the stockholders, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Plan. The amendment increases the total number of shares available for stock option grants by 2,000,000 shares to a total of 8,000,000 shares.

SUMMARY OF THE 1991 STOCK OPTION PLAN

     On February 27, 1991, the stockholders of the Corporation adopted the Plan. The purpose of the Plan is to promote the success of the Corporation by facilitating the employment and retention of competent personnel and by furnishing incentives to employees and others upon whose efforts the success of the Corporation will depend to a large degree by encouraging stock ownership in order to increase such individuals' proprietary interest in the Corporation's success.

     TERM. Incentive stock options may be granted pursuant to the Plan through December 12, 2010. Nonqualified Stock Options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

     ADMINISTRATION. The Plan is administered by a Committee (the "Committee") appointed by the Board from time to time which shall consist of not less than two members of the Board who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor Rule and outside directors within the meaning of Section 162(m) of the Code. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the type, form and conditions of the options (which may vary from optionee to optionee). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan.

     ELIGIBILITY. All salaried officers and employees of the Corporation or any subsidiary of the Corporation, and all other persons performing services for the Corporation (including directors, consultants or advisors), are eligible to receive options under the Plan. At fiscal year-end, the Corporation had approximately 4,685 employees and an undetermined number of advisors or consultants.

     OPTIONS. When an option is granted under the Plan, the Committee in its discretion will specify the number of shares of common stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of the Corporation's Common Stock was $32.18 on December 29, 2000.

     The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Each option granted under the Plan is nontransferable during the lifetime of the optionee. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code. Upon any change of control, each option becomes immediately exercisable in full for the remainder of the term without regard to any vesting or installment exercise provisions then applicable to the option.

     Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by surrender (or deemed surrendered through attestation) of previously acquired shares of common stock of the Corporation which have been owned for more than six months on the date of surrender valued at the fair market value based on the closing price on the day preceding the date of exercise.

     AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (ii) change the designation of the class of individuals eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the Plan. Furthermore, the Plan may not, without approval of the Corporation's stockholders, be amended in any manner which will cause the incentive stock options to fail to meet the requirements of incentive stock options as defined under the Code.

     The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation or reorganization of the Corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he or she sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Corporation is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

     Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

STOCK OPTION GRANTS UNDER THE 1991 STOCK OPTION PLAN

     The maximum number of shares currently issuable for stock grants under the Plan is 6,000,000. Approximately 4,562,884 option shares have been granted to date under the Plan, and approximately 1,666,117 shares are currently available for further option grants. On adoption of the proposed amendment, the maximum aggregate number of shares issuable under the Plan will be increased by 2,000,000, to 8,000,000 shares.

VOTE REQUIRED

     The Board recommends that the stockholders approve the increase in the shares reserved under the 1991 Stock Option Plan. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for approval.


                              PROPOSAL NUMBER THREE

             APPROVAL OF THE CORPORATION'S 2001 STOCK INCENTIVE PLAN

     In December 2000, the Board of Directors of the Corporation adopted The Valspar Corporation 2001 Stock Incentive Plan (the "Incentive Plan"), subject to approval by the stockholders. The Incentive Plan permits awards of restricted or unrestricted stock to employees of the Corporation or any subsidiary.

SUMMARY OF THE STOCK INCENTIVE PLAN

     PURPOSES. The Corporation adopted the Incentive Plan to provide a continuing, long-term incentive to eligible employees of the Corporation and any subsidiary; to provide a means of rewarding outstanding performance; and to enable the Corporation to maintain a competitive position to attract and retain personnel necessary for continued growth and profitability.

     SHARES AVAILABLE UNDER PLAN. Up to 1,000,000 shares of common stock may be issued pursuant to awards under the Incentive Plan. Shares which become available as a result of canceled, lapsed or terminated awards granted under the Incentive Plan will become available again for issuance pursuant to awards subsequently granted under the Incentive Plan. If the outstanding shares of common stock of the Corporation are changed or exchanged by the declaration of a stock dividend, stock split, combination of shares or recapitalization, the number and kind of shares subject to the Incentive Plan or subject to any restricted or unrestricted, performance or non-performance based awards granted to that date will be adjusted appropriately.

     ADMINISTRATION. The Incentive Plan is administered by the Board's Compensation Committee, which has the power to interpret the Incentive Plan and select those employees of the Corporation and its subsidiaries who are eligible to receive awards of shares of restricted or unrestricted common stock under the Incentive Plan. The Committee generally has the authority to determine when and to whom to grant awards of stock, the number of shares covered by each award, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of an award upon the attainment of specified performance targets.

     The Board has the authority to withdraw the Committee's authority and to administer the Plan. Except as prohibited by law or stock exchange rules, the Committee may delegate to executive officers of the Corporation the authority to exercise the Committee's authority under the Incentive Plan, subject to the review of the Committee or the Board.

     STOCK INCENTIVE AWARDS. The Committee may designate whether an award of shares under the Incentive Plan will be subject to restrictions and whether the award will be payable only upon achievement of performance goals, or both. Each award under the Plan will be evidenced by an agreement that describes the terms of the award.

     The Committee may provide that an award is subject to a restriction period during which the shares awarded will be subject to the risk of forfeiture and other terms and conditions as the Committee may specify. The Committee may, at any time, accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a recipient. Recipients of restricted awards generally will not be required to make any payment or provide consideration other than the rendering of services. During the period of the restrictions, the recipient may not transfer the shares or any rights in the shares. Otherwise, the recipient generally will have all of the rights of a shareholder with respect to the shares awarded, including the right to vote the shares and the right to receive any cash or stock dividends. The Committee may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of stock subject to the same restrictions as the shares of stock on which the dividends were issued.

     The Committee may also award unrestricted stock to any recipient. The Committee may grant the shares without conditions, or may establish performance criteria and performance targets for each recipient or group of recipients and the performance period over which such performance will be measured. Except for the awards to Designated Executive Officers described below, the Committee may accelerate the achievement of performance targets, award a pro rata portion of a stock award prior to the end of a performance measurement period or make any other adjustment during the performance period as it deems appropriate, including in the event of a change in control. Unless the award otherwise provides, shares subject to an award based on the achievement of performance goals will not be considered as outstanding for any purpose, and no dividends, voting or other rights will attach to the shares to be issued based on the achievement of performance goals until such time as the shares are issued to the recipient.

     The Incentive Plan defines additional standards for awards to certain executive officers designated by the Committee and other key employees of the Corporation (the "Designated Executive Officers"), who will always include the Chairman, the Chief Executive Officer, the Chief Operating Officer and the President. With respect to awards based on performance criteria for a Designated Executive Officer: (a) the Committee will identify in writing specific performance targets, performance period and maximum award levels within the first ninety days of each fiscal year of the Corporation; (b) the performance targets for Designated Executive Officers shall include one or more of the following categories, either on an absolute basis or a comparative basis: market capitalization, share price, operating income, gross or net sales, gross or net margins, expenses as a percentage of net sales, inventory turns, earnings per share, return on average equity, cash flow, modified cash flow, working capital and gallon sales; (c) the Committee will certify in writing following the end of the performance period whether the performance targets have been met and the level earned under the criteria; and (d) the maximum award based on performance criteria for any Designated Executive Officer under the Incentive Plan for any fiscal year shall be 100,000 shares. These limitations are intended to allow the awards to comply with the requirements of Section 162(m) of the Internal Revenue Code, which restricts the deductibility of compensation of the chief executive officer and certain other executive officers to $1 million per year.

     The Incentive Plan provides for acceleration of awards upon a "Change in Control" as defined in the Incentive Plan. Upon a Change in Control, unless the agreement for any award provides otherwise: (a) any restrictions on a restricted stock award will lapse and be of no further force and effect and (b) the recipient will receive any award outstanding at the time of the Change in Control without regard to the achievement of any performance targets yet to be achieved or the completion of the performance period. A Change in Control is defined to include mergers and sales of stock that cause a transfer of significant voting control of the Corporation, sales of all or substantially all of the assets of the Corporation, liquidations or dissolutions, significant changes in the Board of Directors or other events described in the Incentive Plan.

     AMENDMENT. The Incentive Plan may be amended or terminated at any time by the Board of Directors of the Corporation or by the Committee, without further action on the part of the stockholders of the Corporation, provided that (a) no amendment or termination of the Plan, without the consent of the recipient, will materially adversely affect or impair a recipient's rights under any award granted under the Incentive Plan, and (b) unless stockholder approval is obtained, no amendment will materially increase the total number of shares that may be awarded under the Incentive Plan to all recipients, or materially increase the benefits accruing to recipients under the Incentive Plan.

     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. Recipients of unrestricted stock will recognize compensation taxable as ordinary income in the year that the stock award is received. If the award is subject to the attainment of performance targets, the recipient will recognize the compensation as income at the time the targets are attained.

     Recipients of restricted stock awards are not required to recognize compensation taxable as ordinary income in the year that the restricted stock is granted. Instead, these recipients will recognize compensation taxable as ordinary income for the year in which the shares of stock are no longer subject to a risk of forfeiture. Any dividends paid with respect to restricted stock prior to the time that the risk of forfeiture lapses will be taxed as additional compensation income, while dividends paid after the risk of forfeiture lapses will be taxed as dividend income.

     The Corporation will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income, whether from receipt of an unrestricted stock award or the lapse of the risk of forfeiture on restricted stock, if the Corporation complies with any applicable federal income tax withholding.

     APPROVAL OF INCENTIVE PLAN. The Board is seeking stockholder approval of the Incentive Plan including the categories of performance targets for awards to the Designated Executive Officers. Approval of these categories is necessary to allow the awards to the Designated Executive Officers to comply with the requirements of Section 162(m) of the Internal Revenue Code.

     VOTE REQUIRED. The Board recommends that the stockholders approve the 2001 Stock Incentive Plan. The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote is required for approval of the Incentive Plan.


                              PROPOSAL NUMBER FOUR

                             APPOINTMENT OF AUDITORS

     Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 26, 2001. A representative of Ernst & Young LLP is expected to be present at the 2001 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     At least once each year, the Audit Committee reviews the services that may be provided by Ernst & Young LLP during the year, considers the effect that performing such services might have on audit independence and approves guidelines under which management may engage Ernst & Young LLP to perform non-audit services. See "Board Audit Committee Report."

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 29, 2000 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 42,493,022 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

        NAME AND ADDRESS                          SHARES         PERCENT
        OF BENEFICIAL OWNER                 BENEFICIALLY OWNED   OF CLASS
        -------------------                 ------------------   --------
        C. Angus Wurtele                       3,902,176(1)        9.2%
        821 Marquette Avenue
        Minneapolis, MN 55402

        Capital Research and Management Co.    3,611,100(2)        8.5%
        333 South Hope Street
        Los Angeles, CA 90071

        Resource Trust Company                 3,299,743(3)        7.8%
        900 Second Avenue South
        Minneapolis, MN 55402

        Nicholas Company, Inc.                 2,211,800(4)        5.2%
        700 North Water Street
        Milwaukee, WI 54202

-------------------------

(1) Includes 219,069 shares held as of October 27, 2000 through the Valspar Stock Ownership Trust, 60,010 shares which may be acquired within 60 days by exercise of outstanding options, and 40,476 shares owned by Mr. Wurtele's wife.

(2) Shares reported on Schedule 13G as of December 31, 1999. Capital Research and Management Company, as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

(3) Shares reported on Schedule 13G as of December 31, 1999. Resource Trust Company reports shared investment power over 2,576,680 shares, sole investment power over 723,063 shares and sole voting power over 3,299,743 shares.

(4) Shares reported on Schedule 13G as of December 31, 1999. Nicholas Company, Inc., as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 29, 2000, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. No director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

         NAME                        SHARES(1)         NAME                        SHARES(1)
         ----                        ---------         ----                        ---------
         Susan S. Boren ...........    14,527(2)(7)    Kendrick B. Melrose ......    17,557(7)
         Jeffrey H. Curler ........     8,249(7)       Gregory R. Palen .........    17,408(4)(7)
         Rolf Engh ................   201,319(3)       Lawrence Perlman .........    12,947(7)
         Steven L. Erdahl .........   235,375(3)(8)    Edward B. Pollak .........    11,398(7)
         Charles W. Gaillard ......     3,617(7)       Paul C. Reyelts ..........   484,837(3)(5)
         William L. Mansfield .....   143,248(3)       Richard M. Rompala .......   593,932(3)
         Thomas R. McBurney .......    17,994(7)       Michael P. Sullivan ......    12,911(6)(7)
                                                       Richard L. White .........       963(7)
         All directors and executive officers as a group ........................ 1,995,743(3)(7)(9)

--------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is Custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 2000 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala -- 3,007 and 2,647; Mr. Erdahl -- 19,703 and 0; Mr. Reyelts -- 38,582 and 11,385; Mr. Mansfield -- 11,103 and 0; Mr. Engh -- 3,644 and 0;
     and executive officers as a group, 85,484 and 20,903. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 440,577 shares; Mr. Erdahl, 96,850 shares; Mr. Reyelts, 96,774 shares; Mr. Mansfield, 94,644 shares; Mr. Engh, 150,216 shares; and executive officers as a group, 1,010,627 shares.

(4)  Includes 120 shares owned by Mr. Palen's wife.

(5)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(6) Does not include 1,444 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7) Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 3,500 shares; Mr. Curler, 3,350 shares; Mr. Gaillard, 1,100 shares; Mr. McBurney, 3,800 shares; Mr. Melrose, 3,350 shares; Mr. Palen, 3,350 shares; Mr. Perlman, 3,350 shares; Mr. Pollak, 3,350 shares; Mr. Sullivan, 3,500 shares; Mr. White, 0 shares.

(8) Includes 44,523 shares owned by Mr. Erdahl's wife and 2,200 shares held in trust for children.

(9)  Represents 4.7% of the outstanding Common Stock.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2002 STOCKHOLDER PROPOSALS

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Corporation's proxy statement for its 2002 Annual Meeting of Stockholders is September 28, 2001. Additionally, if the Corporation receives notice of a stockholder proposal after December 12, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2001 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.



                                        By Order of the Board of Directors,




                                        ROLF ENGH,
                                        SECRETARY

Minneapolis, Minnesota
January 26, 2001





--------------------------------------------------------------------------------
                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                                                      APPENDIX A

                             THE VALSPAR CORPORATION
                          AUDIT COMMITTEE OF THE BOARD
                                     CHARTER

PURPOSE This charter establishes the responsibilities of the Audit Committee ("Committee") of the Board of Directors ("Board") of The Valspar Corporation (the "Company").

COMPOSITION The Committee shall be comprised of at least three directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

STATEMENT OF POLICY The Committee shall provide assistance to the Board in fulfilling its responsibility to shareholders, potential shareholders and the investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Board, the independent auditors, the internal auditors and the senior executive and financial management of the Company.

RESPONSIBILITIES In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best respond to changing conditions and to ensure the Board and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements.

In carrying out these responsibilities, the Committee will:

*    Obtain the full Board's approval of this Charter.

* Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

* Review and approve management's termination or replacement of the director of internal audit.

* Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and the quarterly reviews for the current year, the procedures to be utilized, and the independent auditor's compensation. At the conclusion of the audit, review the management letter issued by the independent auditors, including management's response and corrective actions taken.

* Review with the independent auditors, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

* Review legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

* Inquire of management, the internal auditor and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

* Review the internal audit function of the Company including the independence and authority of its reporting obligations; the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

* Review semiannually a summary of significant findings from internal audits and a progress report on the proposed internal audit plan, with explanations for major deviations from the original plan.

* Annually review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Also review with financial management and the independent auditors their qualitative judgments about the appropriateness, not just acceptability, of accounting principles, underlying estimates and financial disclosure practices used by the Company.

* Review with financial management and the independent auditors any significant matters identified during the quarterly interim reviews conducted by the independent auditors.

* Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee, without members of management present. Among the items to be discussed in these meetings are the auditors' evaluation of the Company's financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of audit.

*    Report the results of the annual audit to the Board.

* Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

* Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel for this purpose if, in the Committee's judgment, that is appropriate.

* Make a timely recommendation to the Board as to the inclusion of the audited financial statements in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

* Confirm with independent auditors that they are ultimately accountable to the Board and the Committee. The Board and the Committee are responsible for the selection, evaluation and replacement of the independent auditors. The Committee is responsible for ensuring the independence of the independent auditors. The Committee shall annually obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company and shall review, and discuss with the Board if necessary, any disclosed relationships between the independent auditors and the Company and the nature and scope of other professional services provided to the Company that may adversely affect the independence of the auditors.

* Review and reassess the adequacy of this charter on an annual basis and provide the New York Stock Exchange with timely annual written affirmation of having conducted such review and reassessment.

                                                                      APPENDIX B

                             THE VALSPAR CORPORATION
                             1991 STOCK OPTION PLAN
                      AS AMENDED THROUGH DECEMBER 12, 2000

PURPOSES OF THE PLAN

         The purposes of the 1991 Stock Option Plan (the "Plan") are (i) to enhance the ability of The Valspar Corporation (the "Company") and its subsidiary companies to attract and retain superior personnel and (ii) to stimulate and reward their interest and initiative. The Plan is designed to enable key officers and employees, and certain other key individuals who perform services for the Company, to contribute to the Company's strategic performance objectives by making such individuals eligible to receive options to purchase common stock of the Company as provided herein. Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options or incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by existing or future laws or by the Plan, nonqualified stock options or incentive stock options or both may be granted to eligible individuals.

STOCK SUBJECT TO THE PLAN

         Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 8,000,000 shares, and may be unissued shares or reacquired shares. If any options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

ADMINISTRATION

         The Plan shall be administered by a committee (the "Committee"), appointed from time to time by the Company's Board of Directors (the "Board"), consisting of not less than two members of the Board. Each Committee member shall be (a) non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor Rule and
(b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. Except as provided below, the Committee shall determine from time to time (i) the individuals to whom grants will be made; (ii) the number of shares to be granted; and (iii) the terms and provisions of each option (which need not be identical). Except as provided below, each grant shall be in such form and content as the Committee shall determine.

         The Committee may from time to time adopt rules for carrying out the Plan and for its interpretation and construction which rules shall be final, conclusive and binding on all parties. All determinations of the Committee shall be made by a majority of the Committee. Any determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a duly constituted meeting.

         The Company's Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Company who are not officers of the Company. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Office shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

ELIGIBILITY

         Options will be granted only to salaried officers and employees of the Company or of a subsidiary (as defined in Section 425 of the Code) and to any other individual who performs services for the Company and contributes to its strategic performance objectives, including, without limitation, members of the Board of Directors, consultants and advisors ("Optionee"); provided, however, that a consultant or advisor shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or a subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

         Notwithstanding any other provisions of the Plan, the maximum number of shares of Common Stock that may be covered by option grants to a person covered by Section 162(m) of the Code during any fiscal year shall be 500,000 shares.

OPTION PRICE

         The exercise price of each option shall be not less than 100% of the fair market value of the common stock at the closing price on the day preceding the date that such option is granted.

EXERCISE OF OPTION

         The Committee may prescribe at the time of grant that the option will be exercisable in full or in installments at any time or from time to time. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock which has been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the optionee shall have no rights as a stockholder with respect to such option.

WITHHOLDING OF TAXES

         Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

NON-TRANSFERABILITY

         Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee's legal representative or guardian may exercise the option.

DILUTION OR OTHER ADJUSTMENTS

         The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

MERGERS, ACQUISITION OR OTHER REORGANIZATION

         The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

CHANGE OF CONTROL

         Upon any Change of Control, each outstanding option shall immediately become exercisable in full for the remainder of its term without regard to any vesting or installment exercise provisions then applicable to the option. This section applies to all options outstanding under this Plan as of June 16, 1999, as well as to all options granted under this Plan thereafter. For purposes of this Plan, the term "Change of Control" means any of the following:

         A. Any individual, entity or group becomes a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the voting stock of the Company;
         B. The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combinations, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;
         C. Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company's shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination;
         D. The sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;
         E. The liquidation or dissolution of the Company; or

         F. The occurrence of any other event by which the Company no longer operates as an independent public company.

AMENDMENT OF THE PLAN

         The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, provided, however, that no amendment to increase the number of shares with respect to which options may be granted, or to increase materially the benefits accruing to Optionees, or to materially modify the requirements as to eligibility, shall be effective without stockholder approval where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any Optionee with respect to a prior grant without such Optionee's written consent.

DURATION OF THE PLAN

         The Amended Plan shall become effective as of December 12, 2000, subject to stockholder approval of the increase in shares reserved under the Plan. Incentive Stock Options may be granted from time to time during a period of ten (10) years from the effective date of the Amended Plan. Nonqualified stock options may be granted from time to time from the effective date until the Plan is discontinued or terminated by the Board.

                                                                      APPENDIX C

                             THE VALSPAR CORPORATION
                            2001 STOCK INCENTIVE PLAN

SECTION 1.    Purpose.


The purpose of The Valspar Corporation 2001 Stock Incentive Plan (the "Plan") is to provide a continuing, long-term incentive to eligible employees of The Valspar Corporation ("Valspar") and of any subsidiary corporation of Valspar (a "Subsidiary"), as herein defined; to provide a means of rewarding outstanding performance; and to enable Valspar to maintain a competitive position to attract and retain personnel necessary for continued growth and profitability.

SECTION 2.    Definitions.

The following words and phrases as used herein shall have the meanings set forth below:

         2.1 "Agreement" means an Agreement by and between Valspar and a Recipient of an award under this Plan setting forth the terms and conditions of that award.

         2.2 "Board" shall mean the Board of Directors of Valspar.

         2.3 "Change in Control" shall mean any of the following: (i) any individual, entity or group becomes a "Beneficial Owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of at least 20% but less than 50% of the voting stock of Valspar in a transaction that is not previously approved by the Board of Directors of Valspar; (ii) any individual, entity or group becomes a Beneficial Owner, directly or indirectly, of at least 50% of the voting stock of Valspar; (iii) the persons who were directors of Valspar immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combination, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of Valspar immediately following such occurrence; (iv) any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted Valspar's shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination; (v) the sale, lease, exchange or other transfer of all or substantially all the assets of Valspar to any individual, entity or group not affiliated with Valspar; (vi) the liquidation or dissolution of Valspar; or
(vii) the occurrence of any other event by which Valspar no longer operates as an independent public company.

         2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.5 "Committee" shall mean the Compensation Committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Committee shall be an outside director within the meaning of
Section 162(m) of the Code and the rules and regulations thereunder.

         2.6 "Common Stock" or "Stock" shall mean the common stock, $.50 par value, of Valspar.

         2.7 "Designated Executive Officers" shall mean any executive officer designated by the Committee, but shall always include the Chairman, the Chief Executive Officer, the Chief Operating Officer and the President.

         2.8 "Fair Market Value" of Common Stock on any given date shall be determined by the Committee as follows:

         (a) the average of the highest and lowest sales prices reported on the New York Stock Exchange on the date in question, or if such Stock shall not have been traded on such exchange on such date, the average of the highest and lowest sales price reported on such exchange on the first day prior thereto on which such Stock was so traded; or

         (b) if (a) is not applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.

         2.9 "Performance Period" shall mean the period of time over which the performance criteria and target are determined for the achievement of a Stock Incentive Award.

         2.10 "Plan" shall mean this 2001 Stock Incentive Plan of Valspar.

         2.11 "Recipient" shall mean a person to whom a Stock Incentive Award is granted.

         2.12 "Restriction Period" shall mean the period of time during which any restrictions apply to a restricted Stock Incentive Award.

         2.13 "Stock Incentive Award" shall mean an award of shares of Common Stock, which may, in the discretion or the Committee, be subject to certain restrictions and may, in the discretion of the Committee, be awarded only upon the achievement of certain performance goals.

         2.14 "Subsidiary" shall mean any corporation that at the time qualifies as a subsidiary of Valspar under Section 424(f) of the Code.

         2.15 "Valspar" shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

SECTION 3.    Shares Available Under Plan.

         The number of shares which may be issued pursuant to Stock Incentive Awards under this Plan shall not exceed 1,000,000 shares of the Common Stock of Valspar; provided, however, that shares which become available as a result of canceled, lapsed or terminated Stock Incentive Awards granted under this Plan shall be available for issuance pursuant to Stock Incentive Awards subsequently granted under this Plan. The shares issued pursuant to a Stock Incentive Award granted under this Plan may be authorized and unissued shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Common Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan and in the number of shares subject to outstanding Stock Incentive Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.    Administration.

         4.1 The Plan will be administered by the Committee. Other than references in this Section 4.1, references to the "Committee" in this Plan shall be deemed to refer to the Board where the Board has, by resolution duly adopted, withdrawn from the Committee the authority to administer the Plan. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to executive officers of Valspar the authority to exercise the powers granted to the Committee in this Plan, subject to the review of the Committee or the Board as set forth in Section 4.5 below.

         4.2 The Committee will have plenary authority, subject to provisions of the Plan, to determine when and to whom to grant Stock Incentive Awards, the number of shares covered by each award, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of a Stock Incentive Award upon the attainment of specified performance targets. The provisions of Stock Incentive Awards need not be the same with respect to each Recipient.

         4.3 The Committee will have the sole responsibility for construing and interpreting the Plan, for establishing and amending any rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or about the construction, administration, interpretation or effect of the Plan and of its rules and regulations will, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and will be conclusive and binding on all Recipients, all successors, and any other person, whether that person is claiming under or through any Recipient or otherwise.

         4.4 No member of the Committee will be liable, in the absence of bad faith, for any act or omission with respect to his or her services on the Committee. Service on the Committee will constitute service as a member of the Board, so that the members of the Committee will be entitled to indemnification and reimbursement as Board members pursuant to its Bylaws.

         4.5 The Committee will regularly inform the Board as to its actions with respect to all Stock Incentive Awards granted under the Plan and the terms and conditions and any such awards in a manner, at any times, and in any form as the Board may reasonably request.

SECTION 5.    Recipients.

Employees of Valspar and any Subsidiary who are responsible for or contribute to the management, growth and/or profitability of the business of Valspar and any Subsidiary, are eligible to be granted Stock Incentive Awards under the Plan. Recipients under the Plan shall be selected from time to time by the Committee, in its sole discretion, from those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award. Stock Incentive Awards may be granted under this Plan to persons who have previously received Stock Incentive Awards or other benefits under other plans of Valspar.

SECTION 6.    Stock Incentive Awards.

         6.1 A Recipient of a Stock Incentive Award shall not have any rights with respect to such award, unless and until such Recipient has executed an Agreement evidencing the award and has delivered a fully executed copy thereof to Valspar, and has otherwise complied with the then applicable terms and conditions. The Committee may designate whether such Stock Incentive Award will be subject to restrictions and whether such Stock Incentive Award will be payable only upon achievement of performance goals, or both.

         6.2 Subject to the provision of this Plan and the Agreement, at the time of the grant of a restricted Stock Incentive Award, the Committee shall determine the Restriction Period during which the shares awarded shall be subject to the risk of forfeiture and other terms and conditions as the Committee may specify. The Committee may, at any time, accelerate the date of lapse of restrictions with respect to all or any part of the shares awarded to a Recipient. Except as provided in Section 12 and as otherwise provided in the Agreement, Recipients of restricted Stock Incentive Awards shall not be required to make any payment or provide consideration other than the rendering of services. The shares subject to a restricted Stock Incentive Award shall be held by Valspar during the Restriction Period and no rights therein may be transferred, gifted, or otherwise alienated or hypothecated during the Restriction Period. If the shares are maintained in uncertificated form, Valspar shall denote such shares as being subject to restrictions as set forth in the Agreement as part of the book entry of the restricted Stock Incentive Award on Valspar's Stock records.

         6.4 Except as provided in Sections 6.2 and 6.3 above or as otherwise provided in the Agreement, the Recipient shall have, with respect to the shares of Stock awarded, all of the rights of a shareholder of Valspar, including the right to vote the shares and the right to receive any cash or stock dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Stock (to the extent shares are available under Section 3), subject to the same restrictions as the shares of Stock on which such dividends were issued. Valspar shall mark its Stock records that the Recipient is the owner of unrestricted Common Stock promptly after, and only after, the Restriction Period, if any, shall have expired without forfeiture in respect of such shares of restricted Stock.

         6.5 The Committee, in its sole discretion, may determine those Recipients who are eligible for an unrestricted Stock Incentive Award and the number of shares covered by such Award. The Committee may award unrestricted Stock to any Recipient, including Designated Executive Officers, or may establish performance criteria and performance targets for each Recipient or group of Recipients and the Performance Period over which such performance will be measured, and such other terms and conditions as the Committee shall determine; provided, however, that with respect to Stock Incentive Awards based on performance criteria for a Designated Executive Officer: (i) the Committee will identify in writing specific performance targets, Performance Period and maximum Stock Incentive Award levels within the first ninety days of each fiscal year of Valspar; (ii) the performance targets for Designated Executive Officers shall include one or more of the following categories, either on an absolute basis or a comparative basis: market capitalization, share price, operating income, gross or net sales, gross or net margins, expenses as a percentage of net sales, inventory turns, earnings per share, return on average equity, cash flow, modified cash flow, working capital, and gallon sales; (iii) the Committee will certify in writing following the end of the Performance Period whether the performance targets have been met and the level earned under the criteria; and
(iv) the maximum Stock Incentive Award for any Designated Executive Officer under this Plan for any fiscal year shall be 100,000 shares. Subject to the limitations described above on awards to Designated Executive Officers, the Committee may accelerate the achievement of performance targets, award a pro rata portion of the Stock Incentive Award prior to the end of a Performance Period or make any other adjustment during the Performance Period as it deems appropriate, including in the event of a Change in Control. Upon achievement of such performance targets as determined by the Committee, Valspar shall cause to be issued to the Recipient a stock certificate representing such Shares as the Recipient earned. Unless the Stock Incentive Award otherwise provides, a Stock Incentive Award based on the achievement of performance goals shall not be considered as outstanding for any purpose, and no dividends, voting or other rights shall attach to such Shares to be issued based on the achievement of performance goals until such time as the Shares are issued to the Recipient.

SECTION 7.    Rights of Corporation, Rights of Employees and Recipients.

         7.1 Nothing in the Plan shall interfere with or limit in any way the right of Valspar or any Subsidiary to terminate any employee's or Recipient's employment at any time, nor confer upon any employee or Recipient any right to continue in the employ of Valspar or any Subsidiary.

         7.2 In the event of a Change in Control, unless the Agreement provides otherwise: (i) any restrictions on any restricted Stock Incentive Award shall lapse and be of no further force and effect; and (ii) the Recipient shall receive any Stock Incentive Award outstanding at the time of the event constituting a Change in Control, without regard to the achievement of the performance targets or the completion of the Performance Period.

         7.3 The existence of outstanding awards shall not affect in any way the right or power of Valspar, any of its Subsidiaries or Valspar's stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Valspar's capital structure or its business, or any issuance of Common Stock or subscription rights thereto, or any merger or consolidation of Valspar, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Valspar, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise; provided, however, that if the outstanding shares of Common Stock of Valspar shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares or recapitalization, the number and kind of shares subject to the Plan or subject to any restricted or unrestricted, performance or non-performance based Stock Incentive Awards theretofore granted, shall be adjusted as provided in
Section 3.

         7.4 The rights and interests of any Recipient in the Plan shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution.

SECTION 8.    Stockholder Approval; Securities Registration.

         8.1 The adoption of this Plan and the categories of performance criteria for Designated Executive Officers under Section 6.5 shall be subject to the approval of the stockholders of Valspar, and the categories of performance criteria, or new categories of performance criteria for Designated Executive Officers shall be subject to stockholder approval at the first meeting of stockholders following the end of each fifth fiscal year after 2001.

         8.2 As promptly as practicable, Valspar shall prepare, file and maintain with the Securities and Exchange Commission, an effective registration statement on Form S-8 (or, in Valspar's sole discretion, on any appropriate comparable form under the Securities Act of 1933, as amended, as may then be available to Valspar) relating to the resale of Common Stock granted pursuant to the Plan.

         8.3 All shares of Common Stock issued in book entry form on Valspar's Stock records pursuant to any Stock Incentive Award under this Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates or to make appropriate reference to such restrictions on the book entry with regard to uncertificated shares of Stock. The Committee may require each Recipient to represent to and agree with Valspar in writing that the Recipient is acquiring the shares without a view to distribution thereof.

SECTION 9.    Effect on Other Plans.

Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Participation in the Plan shall not affect a Recipient's eligibility to participate in any other benefit or incentive plan of Valspar and any Stock Incentive Awards made pursuant to the Plan shall not be included in the Recipient's remuneration for the purpose of determining the benefits provided under any other plan of Valspar unless specifically provided in such other plan.

SECTION 10.   Amendment and Termination.

The Plan may be amended or terminated at any time by the Board of Directors of Valspar or by the Committee, without further action on the part of the stockholders of Valspar, provided that no amendment or termination of the Plan, without the consent of the Recipient, shall materially adversely affect or impair a Recipient's rights under any Stock Incentive Award granted pursuant hereto, and further provided that, unless the stockholders of Valspar shall have approved the same, no amendment shall, either directly or indirectly: (i) materially increase the total number of shares of Stock that maybe awarded under this Plan to all Recipients; or (ii) materially increase the benefits accruing to Recipients under the Plan.

SECTION 11.   Legal Requirements; Governing Law.

         11.1 The delivery of shares of Common Stock of Valspar pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and shall not be made until all required approvals of the proper government agencies have been obtained.

         11.2 The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 12.   Withholding Taxes.

Each Recipient shall, no later than the date as of which any part of the value of an award first becomes includable as compensation in the gross income of the Recipient for Federal income tax purposes, pay to Valspar, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of Valspar under the Plan shall be conditional on such payment or arrangements, and Valspar and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Recipient. With respect to any award under the Plan, if the terms of such award so permit, a Recipient may elect by written notice to Valspar to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing Valspar to retain from the number of shares of Common Stock that would otherwise be deliverable to the Recipient, or (ii) delivering to Valspar from shares of Common Stock already owned by the Recipient, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Recipient under this Section 12. Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings, and in the event shares are withheld, the amount withheld may not exceed the minimum required federal, state and FICA withholding amount.

SECTION 13.   Duration of the Plan.

Unless earlier terminated by action of the Board of Directors and subject to the limitations under Section 10, the Plan shall remain in effect until all shares awarded under the Plan are free of all restrictions imposed by the Plan and the Agreements.

                             THE VALSPAR CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 28, 2001, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:


(1)  To elect three directors (Class III) for a term of three years:      CHARLES W. GAILLARD, GREGORY R. PALEN AND
                                                                          LAWRENCE PERLMAN

        FOR all nominees listed             WITHHOLD authority            (Instructions: To withhold authority to vote for any
        (except as marked to the              to vote for all             nominee, write that nominee's name in the space
              contrary)                       nominees listed             provided below.)
                [ ]                                [ ]
                                                                          ----------------------------------------------------

(2) To approve an increase in the shares reserved under the Corporation's 1991 Stock Option Plan.

           FOR                 AGAINST                 ABSTAIN
           [ ]                   [ ]                     [ ]

(3)  To approve the Corporation's 2001 Stock Incentive Plan.

           FOR                 AGAINST                 ABSTAIN
           [ ]                   [ ]                     [ ]

(4)  To approve the ratification of the appointment of Ernst & Young
     LLP as the independent public accountants of the Corporation.
                                                                          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
           FOR                 AGAINST                 ABSTAIN            THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
           [ ]                   [ ]                     [ ]              STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
                                                                          WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                                                                          ----------------------------------------------------

                                                                          ----------------------------------------------------
(5)   The undersigned authorizes the Proxies to vote in their discretion               Signature of Stockholder(s)
      upon such other business as may properly come before the
      meeting.                                                            Date ________________________________________
                                                                          NOTE: Please sign your name exactly as it is shown
                                                                          at the left. When signing as attorney, executor,
                                                                          administrator, trustee, guardian or corporate
                                                                          officer, please give your full title as such. EACH
                                                                          joint owner is requested to sign.

                                                                          PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                                                                          IN THE ENCLOSED POSTAGE PAID ENVELOPE.